Exhibit 99.1

NEWS RELEASE

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI  49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES APPOINTMENT OF RONIA KRUSE
TO ITS BOARD OF DIRECTORS

GRAND RAPIDS, Mich., Oct. 22, 2019 – Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that its Board of Directors appointed Ronia Kruse to the boards of the Corporation and the Bank.  She will also serve on the Corporation’s audit committee. Ms. Kruse is the founder and CEO of OpTech, LLC and OpTech Solutions, a talent development and solutions firm providing services to Fortune 1000 and government clients. OpTech provides innovative solutions for clients in the areas of analytics, cyber security, application development and connected vehicles.  Prior to founding OpTech, Ms. Kruse was a senior tax consultant for a big 4 CPA firm, where she specialized in international tax planning.  She is a certified public accountant, is active in a variety of organizations, and has served on the investment committee of Belle Michigan to help evaluate potential emerging technology portfolio companies.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are delighted to add Ronia to the Boards of Directors of both our parent company and the Bank.  She is a dynamic executive who brings us a unique ability to leverage technology, develop talent and provide insight on the digital economy.  In addition, her background with a big 4 CPA firm, makes Ronia an important addition to our organization.”

Ronia Kruse commented: “I am excited to join the Board of Directors of Independent Bank Corporation. I believe that my abilities as a strategic change agent and understanding technology disruption as well as my passion for inspiring others will be beneficial to the organization.  I look forward to working with such a talented and committed Board and management team.”

Ms. Kruse is a graduate of Wayne State University with a Bachelor of Science in Accounting and a Master of Science in Taxation.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.6 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at:  IndependentBank.com.